BLACK HILLS CORPORATION REPORTS FIRST QUARTER 2004 RESULTS

RAPID CITY, SD—May 6, 2004—Black Hills Corporation (NYSE: BKH) today announced net income of $9.7 million, or $0.30 per share for the three months ended March 31, 2004, compared to $14.1 million, or $0.52 per share for the same period in 2003.

        Income from continuing operations in the first quarter of 2004 was $10.0 million, or $0.30 per share, compared to $15.7 million, or $0.58 per share for the same quarter in 2003. Results in 2004 were affected by the following factors, compared to the same period in 2003:

•	higher earnings from our oil and gas production segment, due to higher production and higher natural gas and crude oil prices received;

•	stable earnings from our energy marketing business segment, due to lower natural gas margins offset in part by higher natural gas volumes marketed;

•	a net loss at our power generation segment, due primarily to the limited dispatch of the Las Vegas Cogeneration II facility because of low prevailing spark spreads, and also due to the absence of contracted revenues from the Las Vegas II power plant due to a contract termination agreement, which occurred in the third quarter of 2003;

•	lower earnings from the electric utility business segment, due primarily to lower off-system sales at lower average prices received, and higher costs of corporate allocation, insurance, and scheduled maintenance;

•	higher interest expense due primarily to the issuance of $250 million in unsecured senior notes during the second quarter of 2003 replacing lower-rate short-term debt; and

•	low returns on cash balances currently invested in short-term securities in the absence of capital deployment with potentially higher yielding returns.

        David R. Emery, President and CEO of Black Hills, said, “First quarter results reflect both the opportunities and challenges of 2004. As expected, our oil and gas operations did very well, benefiting from a 60 percent increase in production as well as a favorable price climate, compared to the first quarter of 2003. Coal production increased 5 percent in 2004, over the same period last year, with slightly improved financial performance. Gas marketing volumes were up 33 percent. However, the volume increase was offset by lower gross margins. The power generation segment, as expected, was primarily affected by the performance of the Las Vegas Cogeneration II power plant, which had limited operation due to prevailing uneconomic spark spreads during the first quarter of 2004. This plant began operating under a new tolling arrangement on April 1, 2004, which is in effect until the end of 2013.”

        Emery continued, “Our electric utility experienced significant decreases in off-system sales and revenue in the first quarter of 2004 compared to the same quarter last year. The communications business segment was flat in the first quarter compared to 2003, which reflects the positive efforts of cost containment offset by higher corporate allocations and lower revenue due to temporary pricing discounts to counter competitive offerings.

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        “Reviewing prospects for the remainder of the year, our acquisition of Cheyenne Light, Fuel & Power is progressing through regulatory review,” said Emery. “We remain confident that this transaction will close this year. A new contract is now in effect at Las Vegas Cogeneration II. We expect strong results from oil and gas operations and energy marketing this year, as well as continued improvement from communications. In addition, through our electric utility, we are well-positioned to take advantage of off-system wholesale power sales, should improved market conditions materialize. While we are ‘long’ generation, we also have the opportunity to arbitrage sales of power between the eastern and western power grids if sufficient demand for power exists. We expect to resolve near-term challenges, pertaining mainly to the disposition of our surplus cash balances, through acquisition opportunities in retail electric and gas properties and wholesale power generation development, further debt reduction, or common stock repurchases.”

        Per share results in the first quarter of 2004 were affected by an increase of 5.4 million weighted average shares outstanding, or a 20 percent increase in weighted shares outstanding, compared to the same period in 2003, due primarily to a 4.6 million share common stock offering in April 2003.

EARNINGS GUIDANCE UPDATE

        Based on lower-than-expected results in the first quarter of 2004 and management’s current evaluation of capital deployment prospects for the remainder of 2004, the Company expects 2004 income from continuing operations to approximate $2.00 to $2.15 per share. The narrowing of guidance takes into consideration possible additional delay in the deployment of excess cash balances for anticipated capital investments in retail and wholesale energy operations, further debt reduction, stock repurchase or other corporate purposes, which, until deployed should result in lower returns from short-term investments instead of higher returns from alternative uses, and a revised expectation that any new development capital deployment likely would not have an accretive effect in 2004 due to the timing of such deployment. The Company continues to expect strong financial performance in 2004 from the oil and gas production business segment, due to expected continued increases in production and an advantageous price environment, and from the energy marketing business segment, due to expected increases in daily volumes marketed.

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CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION (In thousands, except per share amounts)

	Three months ended March 31,
	2004	2003
Revenues:
Wholesale Energy	$223,937	$239,009
Electric Utility	41,626	43,749
Communications	8,455	8,687
Corporate	310	--

	$274,328	$291,445

Net income (loss) available
for common stock:
Continuing operations -
Wholesale Energy	$7,301	$11,065
Electric Utility	5,037	6,699
Communications	(1,784)	(1,809)
Corporate	(590)	(290)

	9,964	15,665
Discontinued operations (a)	(178)	1,193
Change in accounting principle	--	(2,680)

	9,786	14,178
Less: preferred stock dividends	(88)	(57)

	$9,698	$14,121

Weighted average common shares
outstanding:
Basic -	32,291	27,041
Diluted -	32,811	27,411
Earnings per share:
Basic -
From continuing operations	$0.31	$0.58
Total	$0.30	$0.52
Diluted -
From continuing operations	$0.30	$0.58
Total	$0.30	$0.52

(a)

  Discontinued operations in 2004 represent the operations of our 40 MW Pepperell power plant, our last power plant in the Eastern region, which is currently held for sale. Discontinued operations in 2003 represent the Pepperell plant as well as operations of the hydroelectric power plants located in upstate New York, which were sold on September 30, 2003.

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BUSINESS GROUP QUARTERLY PERFORMANCE SUMMARY

Wholesale Energy

        Income from continuing operations from the Wholesale Energy business group for the three-month period ended March 31, 2004 was $7.3 million, compared to $11.1 million in 2003. Income from continuing operations at our energy marketing segment was $4.0 million in 2004 compared to $4.2 million in 2003. Results decreased slightly due to a decrease in gas marketing margins and a quarter-over-quarter pre-tax decrease of $2.7 million in the unrealized mark-to-market adjustment at our gas marketing operations, partially offset by a 33 percent increase in natural gas volumes marketed, and a $1.5 million increase in income from continuing operations at our crude oil marketing and transportation business resulting from an increase in contracted crude oil transportation and storage revenues. Income from continuing operations from our oil and gas segment increased in 2004 to $3.7 million, compared to $1.9 million in 2003. Increased earnings are the result of a 60 percent increase in volumes sold, primarily related to a full quarter of production at the Mallon properties acquired in March 2003, and higher prices received. Coal mining income from continuing operations increased to $1.7 million in 2004, compared to $1.6 million in 2003 as a result of higher production volumes sold offset by higher taxes and production-related costs. Income (loss) from continuing operations at our power generation segment was $(2.1) million in 2004, compared to $3.4 million in 2003. Decreased earnings at the power generation segment were the result of lower revenues, increased fuel cost primarily related to our Las Vegas facility, and higher depreciation costs primarily related to our Wygen plant, partially offset by lower interest expense as debt reduction from the proceeds of an asset sale and contract termination outweighed higher interest rates.

        The following tables contain certain Wholesale Energy operating statistics:

	Three months ended March 31,
	2004	2003
Coal mining:
Tons of coal sold	1,203,600	1,143,000
Oil and gas production:
Mcf equivalent sales	3,079,900	1,921,500
Energy marketing
average daily volumes:
Natural gas-MMBtus	1,584,200	1,188,000
Crude oil-barrels	49,700	58,000

	March 31,
	2004	2003
Oil and gas reserves:
Bcf equivalent reserves(a)	158.2	146.5
IPP Nameplate Net Capacity:
In service-MW(b)(c)	1,004	1,046

(a)

  Reserves are based on an internal update of year-end independent reserves studies, which reflect year-to-date activity and an oil price of $35.76 per barrel and a natural gas price of $5.93 per Mcf as of March 31, 2004 and $31.04 per barrel and $5.05 per Mcf as of March 31, 2003.

(b)	Includes a 90 MW plant under a lease arrangement.

(c)	Capacity in service includes 40 MW (Pepperell) and 82 MW (Pepperell and hydroelectric) in 2004 and 2003, respectively, which are currently reported as “Discontinued operations.”

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Electric Utility

        Income from continuing operations from our electric utility was $5.0 million in 2004, compared to $6.7 million in 2003. The decrease was primarily due to lower off-system electric revenue and increases in purchased power, maintenance and health insurance expenses and allocated corporate costs, partially offset by an increase in firm system electric sales and a decrease in fuel expense.

        The following table provides certain electric utility operating statistics:

	Three months ended March 31,
	2004	2003
Firm (system) sales-MWh	513,234	505,482
Off-system sales-MWh	202,294	245,727

Communications

        The communications business group’s net loss was $1.8 million for both 2004 and 2003 as 2004 revenues from an increased customer base, compared to 2003, were offset by sales incentive costs related to a marketing response to a local competitor’s aggressive pricing campaign. In addition, reduced property tax accruals and a decrease in operations and maintenance expense were partially offset by increased corporate cost allocations.

        The following table provides certain communications operating statistics:

	March 31, 2004	December 31, 2003	March 31, 2003

Residential customers	23,478	23,878	22,700
Business customers	3,156	3,012	2,657
Business access lines	12,508	12,023	10,342

Corporate

         Corporate costs increased $0.3 million, as increased interest expense related to the May 2003 $250 million senior unsecured note issuance was partially offset by a $0.6 million after-tax gain on the sale of certain assets and nominal returns on significant cash balances currently invested in short-term securities.

EARNINGS CONFERENCE CALL

The Company will conduct a conference call on Friday, May 7, 2004 beginning at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (888) 273-9887. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call is available through May 14, 2004 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 729309.

ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company. Black Hills Energy, the wholesale energy unit, generates electricity, produces natural gas, oil and coal, and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company, offers bundled telephone, high speed Internet, and cable entertainment services.

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in our 2003 Annual Report on Form 10-K filed with the SEC, and the following:

•	The amount and timing of capital deployment in new investment opportunities;

•	General economic and political conditions, including tax rates or policies and inflation rates;

•	Our use of derivative financial instruments to hedge commodity and interest rate risks;

•	The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;

•	The amount of collateral required to be posted from time to time in our transactions;

•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;

•	The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•	Weather and other natural phenomena;

•	The timing of production from oil and gas development facilities, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of building, environmental and other permits, and the availability of specialized contractors, work force, equipment, and prices of and demand for our products;

•	The extent of success in connecting natural gas supplies to gathering and processing systems;

•	Industry and market changes, including the impact of consolidations and changes in competition;

•	The effect of accounting policies issued periodically by accounting standard-setting bodies;

•	The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions;

•	Capital market conditions, including price risk due to marketable securities held as investments in benefit plans; and

•	Other factors discussed from time to time in our filings with the SEC.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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